Exhibit (d)(12)

AMENDED AND RESTATED MANAGEMENT CONTRACT

This Amended and Restated Management Contract (the “Agreement”) executed as of April 27, 2016 between GMO SERIES TRUST, a Massachusetts business trust (the “Trust”) on behalf of its GMO Emerging Country Debt Series Fund (the “Fund”), and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC, a Massachusetts limited liability company (the “Manager”).

WITNESSETH that

WHEREAS, the Trust, on behalf of the Fund, and the Manager entered into a management contract dated December 21, 2011 (the “Prior Agreement”) pursuant to which the Manager agreed to furnish continuously an investment program for the Fund and to make investment decisions on behalf of the Fund and place all orders for the purchase and sale of its portfolio securities;

WHEREAS, the Trust and the Manager terminated the Prior Agreement in accordance with its terms effective as of the date hereof; and

WHEREAS, the Trust, on behalf of the Fund, and the Manager desire to enter into this Agreement on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is agreed as follows:

1.	SERVICES TO BE RENDERED BY MANAGER TO THE TRUST.

(a) Subject always to the control of the Trustees of the Trust and to such policies as the Trustees may determine, the Manager will, at its expense, furnish continuously an investment program for the Fund and will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of its portfolio securities. In the performance of its duties, the Manager will comply with the provisions of the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration”) and By-laws, if any, and the Fund’s stated investment objective, policies and restrictions.

(b) In placing orders for the portfolio transactions of the Fund, the Manager will seek the best price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Manager shall consider all factors it deems relevant, including, without limitation, the overall net economic result to the Fund (involving price paid or received and any commissions and other costs paid), the efficiency with which the transaction is effected, the ability to effect the transaction at all where a large block is involved, availability of the broker to stand ready to execute possibly difficult transactions in the future and financial strength and stability of the broker. Subject to such policies as the Trustees may determine, the Manager shall not be deemed to have acted unlawfully or to have breached any duty created by this Contract or otherwise solely by reason of its having caused a Fund to pay a broker or dealer that provides brokerage and research services to the Manager an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Manager determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Manager’s overall responsibilities with respect to the Trust and to other clients of the Manager as to which the Manager exercises investment discretion.

(c) The Manager shall not be obligated under this agreement to pay any expenses of or for the Trust or of or for the Fund not expressly assumed by the Manager pursuant to this Section 1 other than as provided in Section 3.

2.	OTHER AGREEMENTS, ETC.

It is understood that any of the shareholders, Trustees, officers and employees of the Trust may be a partner, shareholder, director, officer or employee of, or be otherwise interested in, the Manager, and in any person controlled by or under common control with the Manager, and that the Manager and any person controlled by or under common control with the Manager may have an interest in the Trust. It is also understood that the Manager and persons controlled by or under common control with the Manager have and may have advisory, management service, distribution or other contracts with other organizations and persons, and may have other interests and businesses.

3.	COMPENSATION TO BE PAID BY THE TRUST TO THE MANAGER.

The Fund will pay no fee to the Manager for the Manager’s investment management services rendered hereunder.

4.	ASSIGNMENT TERMINATES THIS CONTRACT; AMENDMENTS OF THIS CONTRACT.

This Contract shall automatically terminate, without the payment of any penalty, in the event of its assignment; and this Contract shall not be amended unless such amendment is approved (1) by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager, and (2) only to the extent required by applicable law, at a meeting by the affirmative vote of a majority of the outstanding shares of the Fund.

5.	EFFECTIVE PERIOD AND TERMINATION OF THIS CONTRACT.

This Contract shall become effective upon its execution, and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as follows:

(a) Either party hereto may at any time terminate this Contract by not more than sixty days’ written notice delivered or mailed by electronic mail, registered mail, postage prepaid, to the other party, or

(b) If (i) the Trustees of the Trust or the shareholders by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Trustees of the Trust who are not interested persons of the Trust or of the Manager, by vote cast in person at a meeting called for the purpose of voting on such approval, do not specifically approve at least annually after the first anniversary of its execution, the continuance of this Contract, then this Contract shall automatically terminate at the close of business on the first anniversary of its execution, or upon the expiration of one year from the effective date of the last such continuance, whichever is later; provided, however, that if the continuance of this Contract is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance of this Contract as provided herein, the Manager may continue to serve hereunder in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder.

Action by the Trust under (a) above may be taken either (i) by vote of a majority of its Trustees, or (ii) by the affirmative vote of a majority of the outstanding shares of the Fund.

Termination of this Contract pursuant to this Section 5 shall be without the payment of any penalty.

6.	CERTAIN DEFINITIONS.

For the purposes of this Contract, the “affirmative vote of a majority of the outstanding shares” of the Fund means the affirmative vote, at a duly called and held meeting of shareholders, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

For the purposes of this Contract, the terms “affiliated person”, “control”, “interested person” and “assignment” shall have their respective meanings defined in the Investment Company Act of 1940 and the rules and regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act; and the phrase “specifically approve at least annually” shall be construed in a manner consistent with the Investment Company Act of 1940 and the rules and regulations thereunder.

7.	NONLIABILITY OF MANAGER.

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Manager, or reckless disregard of its obligations and duties hereunder, the Manager shall not be subject to any liability to the Trust, or to any shareholder of the Trust, for any act or omission in the course of, or connected with, rendering services hereunder.

8.	INITIALS “GMO” and the name “Grantham, Mayo, Van Otterloo & Co. LLC”.

The Manager owns the initials “GMO” and the name “Grantham, Mayo, Van Otterloo & Co. LLC” which may be used by the Trust only with the consent of the Manager. The Manager consents to the use by the Trust of the name “GMO Series Trust” or any other name embodying the initials “GMO” or the name “Grantham, Mayo, Van Otterloo & Co. LLC”, in such forms as the Manager shall in writing approve, but only on condition and so long as (i) this Contract shall remain in full force and (ii) the Trust shall fully perform, fulfill and comply with all provisions of this Contract expressed herein to be performed, fulfilled or complied with by it. No such name shall be used by the Trust at any time or in any place or for any purposes or under any conditions except as in this section provided. The foregoing authorization by the Manager to the Trust to use said initials and name as part of a business or name is not exclusive of the right of the Manager itself to use, or to authorize others to use, the same; the Trust acknowledges and agrees that as between the Manager and the Trust, the Manager has the exclusive right so to authorize others to use the same; the Trust acknowledges and agrees that as between the Manager and the Trust, the Manager has the exclusive right so to use, or authorize others to use, said initials and name and the Trust agrees to take such action as may reasonably be requested by the Manager to give full effect to the provisions of this section (including, without limitation, consenting to such use of said initials and name). Without limiting the generality of the foregoing, the Trust agrees that, upon any termination of this Contract by either party or upon the violation of any of its provisions by the Trust, the Trust will, at the request of the Manager made within six months after the Manager has knowledge of such termination or violation, use its best efforts to change the name of the Trust so as to eliminate all reference, if any, to the initials “GMO” or the name “Grantham, Mayo, Van Otterloo & Co. LLC” and will not thereafter transact any business in a name containing the initials “GMO” or the words “Grantham, Mayo, Van Otterloo & Co. LLC” in any form or combination whatsoever, or designate itself as the same entity as or successor to an entity of such name, or otherwise use the initials “GMO” or the name “Grantham, Mayo, Van Otterloo & Co. LLC” or any other reference to the Manager. Such covenants on the part of the Trust shall be binding upon it, its trustees, officers, stockholders, creditors and all other persons claiming under or through it.

9.	LIMITATION OF LIABILITY OF THE TRUSTEES AND SHAREHOLDERS.

A copy of the Declaration is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Fund.

10.	NO THIRD PARTY BENEFICIARIES

No person other than the Trust and the Manager is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, create in any person other than the Fund

(including, without limitation, any shareholder in the Fund) any direct, indirect, derivative, or other rights against the Manager.

11.	APPLICABLE LAW.

This Agreement is made in The Commonwealth of Massachusetts, and it is to be governed by and construed and administered according to the laws of said Commonwealth. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

12.	FORUM FOR ADJUDICATION OF DISPUTES.

Absent the consent in writing of all parties, the sole and exclusive forum for any action, suit, or proceeding under, arising out of, or relating to this Agreement shall be brought in either the federal courts sitting within the City of Boston in The Commonwealth of Massachusetts or the Business Litigation Session of the Massachusetts Superior Court in Suffolk County.

IN WITNESS WHEREOF, GMO SERIES TRUST and GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative, all as of the day and year first above written.

GMO SERIES TRUST

/s/ Douglas Y. Charton
By:	Douglas Y. Charton
Title:	Chief Legal Officer, Vice President-Law and Clerk

GRANTHAM, MAYO, VAN OTTERLOO & CO. LLC

/s/ J.B. Kittredge
By:	J.B. Kittredge
Title:	General Counsel
Reviewed by: DYC

This Agreement is executed on behalf of Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) by a duly authorized officer or other agent solely in his or her capacity as an authorized signatory, pursuant to delegated authority from GMO, and not individually. The obligations of or arising out of this Agreement are not binding upon any officer or other agent, partner, member or director of GMO individually, but are binding only upon GMO and its assets. A Certificate of Organization of GMO is on file with the Secretary of The Commonwealth of Massachusetts.

[Signature Page to GMO Emerging Country Debt Series Fund Management Contract]